Exhibit 5.2

Consent of Bennett Jones LLP

We hereby consent to the use of our name in Amendment No. 1 to the registration statement on Form F-10 filed by Westport Innovations Inc. on August 5, 2008, as such may thereafter be amended or supplemented, and in the prospectus contained therein, on the face page and under the headings  “Certain Material Income Tax Considerations”, “Legal Matters”, “Interests of Experts”, and “Documents Filed as Part of the Registration Statement” and to the reference to our opinion under the heading “Certain Material Income Tax Considerations”.  In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Dated at Calgary, Alberta, this 5th day of August, 2008.

/s/ Bennett Jones LLP